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                                                                    EXHIBIT 10.9

                                  MEMORANDUM


TO      :      NIRAN PEIRIS

FROM    :      RODNEY S ADLER

DATE    :      21 NOVEMBER, 1996

RE      :      FAI HOME SECURITY


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As you know, we don't pay Brad Cooper a salary any longer as I would like him to be rewarded only on commission. We have been discussing for several months the level of that commission and I recently agreed that he should receive $25.00 per unit sold.

This incorporates Brad personally looking after all the overheads of the Head Office division, meaning that we have effectively outsourced the management of FAI Home Security to Brad Cooper's private company. That means - himself, his various secretaries and a few other individuals will be taken off the FAI payroll.

I calculated that this basically costs us $10.00 per sale and therefore could you make sure exactly who is covered by this new outsourcing arrangement so that no problems/misunderstandings are created.

I would like this to be effective from 1st July, 1996 and before any payment is made to Brad could you please advise me what this amounts to.


/s/ RODNEY S ADLER

RODNEY S ADLER